Exhibit 10.59

OVERRIDING ROYALTY AGREEMENT

This Overriding Royalty Agreement (Agreement) is made and entered into as of the 12th day of August, 2010 (“Effective Date”), by and between Sugar Camp Energy, LLC, a Delaware limited liability company (Sugar Camp), and Ruger Coal Company, LLC, a Delaware limited liability company (Ruger).

RECITALS

WHEREAS, Ruger Coal Company, Inc., a West Virginia Corporation, entered into that certain “Franklin County Coal Lease” effective the 15th day of July, 2002 with the United States of America, as Lessor, acting by and through its legal agent, the Tennessee Valley Authority, a corporation created and existing under an Act of Congress, known as the Tennessee Valley Authority Act of 1933 as amended (TVA ), and with Ruger Coal Company, Inc., as Lessee (TVA Franklin County Lease);

WHEREAS, a memorandum of the TV A Franklin County Lease is of record as Document No. 2007-4358 in the office of the Clerk and Recorder of Franklin County, Illinois;

WHEREAS, pursuant to the TVA Franklin County Lease, TVA leased to Ruger Coal Company, Inc. the No. 5 and No. 6 seams of coal underlying approximately 6,451.97 acres of land located in Franklin County, Illinois, identified in TVA’s land records as TVA Tract No. X1CR-1L, as more particularly described in said TVA Franklin County Lease (TVA Franklin County Lease Premises);

WHEREAS, pursuant to that certain “Assignment of Lease” effective the 10th day of September, 2007, Ruger Coal Company, Inc., as Assignor, assigned all its right, title and interest in, and all its duties under, the TVA Franklin County Lease to Ruger, as Assignee, and Ruger accepted such assignment and assumed and agreed to obsergve and perform all of the obligations and duties of Ruger Coal Company, Inc. as lessee under the TVA Franklin County Lease from and after the effective date of such Assignment;

WHEREAS, the TVA Franklin County Lease Premises are within Sugar Camp’s Mine Assignment area; Sugar Camp desires and intends, after all required or appropriate consents and authorizations have been obtained or acquired (Assumption Date), to mine, develop and sell the coal from the TV A Franklin County Lease Premises; and Ruger agrees with and consents to the mining, development and sale of the coal from the TVA Franklin County Lease Premises by Sugar Camp subject to and on the condition that Sugar Camp assumes and agrees to observe and perform all of the obligations and duties of Ruger as lessee under the TV A Franklin County Lease from and after the Effective Date.

WHEREAS, as additional consideration to Ruger for its agreeing with and consenting to the mining, development and sale of the coal from the TVA Franklin County Lease Premises by

Sugar Camp, Sugar Camp desires to grant Ruger an overriding royalty interest on all tons of coal mined and removed from the TVA Franklin County Lease Premises and to pay Ruger certain minimum royalties, all according to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

AGREEMENT

SECTION 1. OVERRIDING ROYALTY INTEREST AND MINIMUM ROYALTIES.

In consideration of the terms, conditions and stipulations set forth to be observed and performed by the parties, and as additional consideration to Ruger for its agreeing with and consenting to the mining, development and sale of the coal from the TVA Franklin County Lease Premises by Sugar Camp, Sugar Camp, in addition to assuming and agreeing to observe and perform all of the obligations and duties of Ruger as lessee under the TVA Franklin County Lease from and after the Effective Date, desires and agrees to grant Ruger an overriding royalty interest on all tons of coal mined and removed from the TV A Franklin County Lease Premises and to pay Ruger certain minimum royalties as follows:

1.1(a). Overriding Royalty on TVA Franklin County Lease Premises. Sugar Camp grants Ruger an overriding royalty equal to the difference between the following amounts: (i) the actual amount of production royalty paid by Sugar Camp under the TV A Franklin County Lease for each ton of coal mined and removed by Sugar Camp from the TV A Franklin County Lease Premises and (ii) the amount which is equal to eight percent (8%) of the “gross selling price” (as defined in the TV A Franklin County Lease) for each such ton of coal mined and removed by Sugar Camp from the TV A Franklin County Lease Premises until the exhaustion of the economically recoverable reserves, all as determined or governed by the TVA Franklin County Lease unless otherwise provided for in this Agreement (Overriding Royalty).

1.1(b). Millimum Royalties. Sugar Camp agrees to pay Ruger, commencing on the Effective Date and continuing for the entire term of the TV A Franklin County Lease a “minimum royalty” (Minimum Royalty), when due and without demand, as follows:

For the remainder of calendar year 2010	=	$62,500.00
For calendar year 2011	=	$150,000.00
For calendar year 2012	=	$250,000.00
For calendar year 2013 and for
Each calendar year thereafter	=	$1,000,000.00

Such Minimum Royalty payments shall be made by Sugar Camp to Ruger as follows:

The Minimum Royalty due for the remainder of calendar year 2010 shall be paid within fifteen (15) days following the Effective Date of this Agreement.

The Minimum Royalty for each calendar year after 20 I 0 shall be paid by no later than the last day of December of the preceding calendar year (i.e. by December 31, 2010 for calendar year 2011; by December 31, 2011 for calendar year 2012; etc.)

Minimum Royalty paid by Sugar Camp during the entire term of the TVA Franklin County Lease shall be recoverable only against Overriding Royalty during the period of five (5) years following the date on which such Minimum Royalty payment was made. For emphasis, any and all Minimum Royalty paid by Sugar Camp to Ruger during the entire term of the TV A Franklin County Lease and not recouped against Overriding Royalty during the period of five (5) years following the date on which such Minimum Royalty payment was made, for any reason whatsoever, shall be forfeited and retained by Ruger.

1.2. Covenant Running with Lease. This Agreement shall be a covenant running with the TVA Franklin County Lease.

1.3 Sugar Camp’s Rights to Mine, Develop and Sell Coal. It is understood and agreed that Sugar Camp, by executing this Agreement and by agreeing to (i) pay, in full and on time, the Overriding Royalty; (ii) pay, in full and on time, the Minimum Royalty; and (iii) assume and observe and perform all of the obligations and duties of Ruger as lessee under the TVA Franklin County Lease from and after the Effective Date, shall have the rights to mine, develop and sell the coal from the TV A Franklin County Lease Premises in accordance with and pursuant to this Agreement and the TV A Franklin County Lease.

1.4. Defined Terms.

The term “ton” referred to herein shall mean two thousand (2,000) pounds.

The term “coal” referred to herein shall include any low-coal content merchantable product that is sold and shipped under various trade names including, but not limited to, bone, coal, fuel and middlings.

SECTION 2. TERMS OF PAYMENT.

Sugar Camp shall pay to Ruger, at the address designated for notices herein or at such other places as Ruger may from time to time designate in writing, the Overriding Royalty for the coal mined from the TV A Franklin County Lease Premises and sold during each calendar month during the entire term of the TVA Franklin County Lease, to be received by Ruger within twenty (20) days from the end of the month to which payment applies.

Sugar Camp shall furnish to Ruger on or before the 20th day of each calendar month a statement showing the quantity of coal shipped and sold from TVA Franklin County Lease Premises and engineering data showing the number of tons of coal mined from the TVA Franklin County Lease Premises during the immediately preceding month. Sugar Camp shall keep accurate and correct books of account showing all coal mined from TVA Franklin County Lease Premises, together with the correct weights, to which books and records Ruger shall have access at all reasonable times on prior request to Sugar Camp.

Sugar Camp shall pay to Ruger, at the address designated for notices herein or at such other places as Ruger may from time to time designate in writing, the Minimum Royalty at the times specified in Subsection 1.1(b) of this Agreement.

SECTION 3. ASSIGNMENT.

Except as herein expressly provided, Sugar Camp shall not directly or indirectly mortgage, assign, convey, se ll, lease, subl et, alienate or trans fer (co llectively “Transfer” or “Tran sferred”) this Agreement or any part thereof, the TV A Franklin County Lease Premises or any part thereof, and/or any of its estate therein or rights thereunder, to any person, corporation, limited liability company, association, trust, venture or other entity of any type or kind whatsoever, without the consent in writing of Ruger first had and obtained, and the benefit of this Agreement and/or the rights or estate created thereby, or any part thereof, shall not pass by operation of law without such prior written consent, which such consent shall not be unreasonably wi thheld. However, it is provided and agreed that Sugar Camp shall have the right to contract with qualified and responsible third parties for the mining and removal of the coal, but in such event and without qualification or condition, Sugar Camp shall remain fully responsible and liable for full compliance with all the terms, conditions, obligations and duties of Sugar Camp or applicable to Sugar Camp of and under the TV A Franklin County Lease.

Sugar Camp shall not permit this Agreement or any part thereof, the TVA Franklin County Lease Premises or any part thereof, and/or any of its estate therein or rights thereunder, to be Transferred under any execution or other legal proceeding or process whatsoever.

This Agreement, however, may be assigned by Sugar Camp to a lender or group of lenders in connection with that certain financing involving a $300,000,000.00 revolving credit closing on or about August 12, 2010 without the consent of Ruger.

SECTION 4. COMMENCEMENT OF MINING.

Sugar Camp covenants and agrees that it will commence mining operations on the TVA Franklin County Lease Premises when directed to do so by Ruger.

SECTION 5. WAIVERS AND RELEASES, ETC.

No waiver, release, modification, or amendment of any of the terms, conditions, or provisions of this Agreement shall be valid or set up or relied upon by Sugar Camp or Ruger, or offered by either of said parties in any judicial proceeding or other proceeding or otherwise, unless the same is in writing duly exercised by both parties. The failure to exercise any right upon nonperformance shall not be construed as a waiver of the right to insist on subsequent performance of the terms and conditions hereof.

SECTION 6. FORUM SELECTION, WAIVER OF JURY TRIAL AND LIMITATION OF REMEDIES.

In the event that either party to this Agreement files any action, proceeding, or counterclaim against the other on any matter whatsoever arising out of or in any way connected with this Agreement or the parties’ performance hereunder, or any claim of damage resulting from any act or omission of the parties, the parties hereby consent to the exclusive jurisdiction and venue of courts of appropriate jurisdiction sitting in Franklin County, Illinois or the United States District Court for the Southern District of Illinois. The parties hereby waive any argument at any time in the future that such venue is inconvenient or otherwise improper.

Notwithstanding any other provision of this Agreement, to the extent permitted by law, THE PARTIES TO THIS AGREEMENT AGREE TO, AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE PARTIES’ PERFORMANCE HEREUNDER, OR ANY CLAIM OF DAMAGE RESULTING FROM ANY ACT OR OMISSION OF THE PARTIES, OR EITHER OF THEM, IN ANY WAY CONNECTED WITH THIS AGREEMENT.

Notwithstanding any other provision of this Agreement, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT, CONTRACT OR OTHERWISE.

SECTION 7. NOTICES.

Until written notice of a different address, all notices that are anywhere in this Agreement provided to be given shall be served upon or mailed to Ruger at: 3801 PGA Boulevard, Suite 903, Palm Beach Gardens, Florida 33410, Telecopy: 561-626-4938, with a copy not constituting notice to: Brian Glasser, Bailey & Glasser, LLP, 209 Capitol Street, Charleston, West Virginia, 2530 I, Telecopy: 304-342-1110; and to Sugar Camp at: 11351 N. Thompsonville Road, Macedonia, Illinois 62860, Telecopy: 618-435-2485 with a copy not constituting notice to: Brian Glasser, Bailey & Glasser, LLP, 209 Capitol Street, Charleston, West Virginia, 25301, Telecopy: 304-342- 1110.

SECTION 9. SUCCESSORS AND ASSIGNS.

All covenants, agreements, and conditions herein set forth to be performed by or on behalf of either party hereto shall bind their respective successors and permitted assigns, whether so expressed or not, and shall inure to the benefit not only of Sugar Camp and Ruger, but also to the benefit of their respective successors and assigns; but this Section shall not be construed as in anywise modifying the provisions of Section 3 hereof.

SECTION 9. CHOICE OF LAW.

This Agreement shall be governed by and construed in accordance with the domestic laws of Illinois without giving effect to any choice or conflict of law provision or rule (whether of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Illinois.

SECTION 10. CONSTRUCTION AND INTERPRETATION OF AGREEMENT.

10.1. Headings. Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any of its provisions. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires.

10.2. Use of “Including.” When used in this Agreement, the word “including” shall have its normal common meaning and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject.

10.3. Joint Drafting of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.4. Number and Gender. Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

SECTION 11. COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which is an original and all of which, when taken together, constitute one and the same instrument.

SECTION 12. ENTIRE AGREEMENT.

This Agreement embodies the entire agreement and understanding of the parties related to its and their subject matter and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to such subject matter. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement. This Agreement may be modified only by a written instrument signed by the parties hereto or thereto. Any original executed agreement or document may be photocopied and stored on computer tapes and disks (Imaged Agreement). The Imaged Agreement, if introduced as evidence on paper, and the transaction tape, if introduced as evidence in its original form and as transcribed onto paper, and all computer records of the foregoing, if introduced as evidence in printed format, in any judicial, mediation or administrative proceedings, will be admissible as between the relevant parties to the same extent and under the same conditions as other business records originated and maintained in documentary form . Neither relevant party shall object to the admissibility of the transaction tape or the Imaged Agreement (or photocopies of the transcription of the transaction tape or the Imaged Agreement) on the basis that such were not originated or maintained in documentary form under either the hearsay rule, the best evidence rule or other rule of evidence.

SECTION 13. EXHIBITS AND SCHEDULES.

All Exhibits and Schedules to this Agreement, shall be deemed to be incorporated herein by reference and made a part hereof or thereof as if set out in full at the point where first mentioned.

SECTION 14. EXPENSES.

Each party will bear its own expenses incurred in connection with the preparation, execution and performance of its obligations under this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

SECTION 15. SEVERABILITY OF PROVISIONS.

If a court in any final, unappealable proceeding holds any provision of this Agreement or its application to any person or circumstance, invalid, illegal or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement taken as a whole. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

SECTION 16. FURTHER ASSURANCES, CONFIDENTIALITY AND RECORDING.

Each of the parties shall, at any time, and from time-to-time, from and after the date hereof, upon the request of the appropriate party, do, obtain, execute, acknowledge and deliver, or will cause to be done, obtained, executed, acknowledged and delivered, all such further acts, consents, assignments, transfers, conveyances and assurances as may be reasonably required to complete the transactions contemplated in this Agreement in accordance with its terms and in compliance with applicable law. This Agreement, and the terms, conditions, provisions, and covenants hereof, are personal and confidential between the parties and their respective successors and permitted assigns. It is therefore understood and agreed by both parties that if either party desires to record this Agreement with any proper authority or court of any county in which the TVA Franklin County Lease Premises are a part, the party desiring such recording will notify the other of such desire. Within thirty (30) days following such notice, the parties agree to prepare a “Memorandum” of this Agreement fo recording purposes and execute and record the same.

SECTION 17. RECITALS.

The Recital paragraphs of this Agreement are incorporated herein by reference and constitute binding terms and conditions hereof.

IN TESTIMONY WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names by their respective representatives thereunto duly authorized, all as of the day and year first above written.

[Signatures on the following page.]

RUGER COAL COMPANY, LLC

By:	/s/ Donald R. Holcomb

Its:	Authorized Representative

SUGAR CAMP ENERGY, LLC

By:	/s/ Michael J. Beyer

Its:	Authorized Representative